SCHEDULE 14A INFORMATION
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Delaware Enhanced Global Dividend and Income Fund
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Separating "Fact" from Fiction
Recently, Saba Capital Management, L.P. ("Saba") sent a letter to shareholders that provided misleading information about Delaware Enhanced Global Dividend and Income Fund (NYSE: DEX), and DEX feels compelled to set the record straight.
Saba compares DEX's expense ratio to those of unnamed, unspecified fund products offered by Vanguard, Fidelity, iShares, among others. These open-end mutual funds and exchange-traded funds (ETFs) are different products than DEX, which is an actively managed closed-end fund that utilizes leverage to provide an attractive monthly distribution of 10% of NAV. Please consider whether this is an appropriate comparison.

vs.

Source: Getty Images

In the letter, Saba noted that DEX's expense ratio was 2.38%. Did you know that Saba Closed-End Funds ETF (BATS: CEFS), Saba's own ETF that invests in closed-end funds, has an expense ratio of 2.55%?
According to Morningstar data, Saba's ETF is nearly 5 times higher than the average expense ratio for ETFs!

Source: Getty Images
It's not too late to vote online!
Don't let Saba and its campaign of misleading shareholder communications potentially destroy your Fund! The Annual Meeting is less than a week away and we need every shareholder's vote. Use your unique identifier found on the enclosed proxy card to vote online at https://central.proxyvote.com/pv/web to keep your Fund in the hands of the current Trustees.
Make your voice heard to preserve your Fund by voting online by Tuesday, August 21st:
(1) FOR the re-election of the Fund's Trustees; and,
(2) AGAINST Saba's shareholder proposal listed as Proposal 2.

Please vote online rather than by mailing back the enclosed proxy card because the Annual Meeting on August 22 is only days away.